Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Plan Inducement Stock Option Awards of our reports dated March 14, 2013 with respect to the consolidated financial statements of Medgenics, Inc., and the effectiveness of internal control over financial reporting of Medgenics, Inc., included in the Annual Report on Form 10-K of Medgenics, Inc. for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
October 15, 2013	A member of Ernst & Young Global